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SpectRx, Inc. Reports Third Quarter 2004 Results

Current Highlights -

  CE mark awarded for SimpleChoice® products

  Initial shipments of SimpleChoice® products to Europe expected in November

  90-degree insertion SimpleChoice®quick infusion set closer to market introduction

  New short catheter SimpleChoice®easy product moving into market

  Norcross, GA (November 10, 2004) -- SpectRx, Inc. (OTCBB: SPRX), a diabetes management company, today announced operating results for the third quarter and nine months ended September 30, 2004.

  Revenue for the three months ended September 30, 2004, was $276,000 versus $209,000 for the same period last year. For the nine months ended September 30, 2004, revenue was $673,000 versus $1.1 million for the same period last year. The reduction in total revenue for the nine months was primarily due to the sale of the BiliChek® business to Respironics in March 2003; however, revenue for the SimpleChoice product line increased by $316,000 for the first nine months.

  The net loss available to common stockholders for the third quarter of 2004 was $1.8 million, or $0.16 per share, compared with a net loss available to common stockholders of $1.9 million, or $0.17 per share, in the comparable quarter of 2003.

  For the first nine months of this year, the net loss available to common stockholders was $11.1 million, or $0.98 per share, compared with a net loss available to common stockholders of $4.3 million, or $0.39 per share, for the first nine months of 2003. The $11.1 million loss in 2004 includes a $5.0 deemed dividend related to the financing completed in March 2004, and $871,000 of interest expense related to warrants issued in conjunction with interim financing in February 2004. The $4.3 million loss in 2003 included a $1.1 million gain on the asset sale of the BiliChek business.

  "We continue to focus our efforts on building our insulin delivery business, finding business development partners for continuous glucose monitoring technology and funding for our cancer detection business," said Mark A. Samuels chairman and CEO of SpectRx, Inc. "We are also carefully managing our resources as we make progress against our goals."

  Diabetes Business Update -

  Expanding our SimpleChoice product line, building our customer base and expanding our market opportunities continue to be the primary activities of the SimpleChoice business," said Bill Arthur, president and COO of SpectRx, Inc. "Early sales are quite promising for the new, shorter catheter 30-degree easy infusion set, which we introduced in September. With the award of the CE Mark, we expect to begin initial stocking orders of the easy product to European distributors later this quarter. Additionally, we believe that we are on a path to launch the 90-degree SimpleChoice quick infusion set by year-end or early in the first quarter of 2005. We have focused the majority of our development resources to date on bringing the quick infusion set to market. After the quick is successfully launched, we will shift our development focus to the patch infusion set, which will require more time and resources to bring to market."

  Cancer Detection Business Update -

  "We are continuing to enroll patients in the FDA pivotal clinical study necessary for regulatory approval of our non-invasive cervical cancer detection device," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer device. "We are also moving forward with product development efforts. Both the clinical work and product development efforts are primarily supported by grants from the National Cancer Institute."

  SpectRx management will hold a conference call to discuss third quarter 2004 results on Thursday, November 11, 2004 at 11:30 a.m. eastern. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

  About SpectRx

  SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through subsidiary company Guided Therapeutics, Inc, which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

  Trademarks are owned by their respective companies.

  The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Forms 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

  Financial Tables

  SpectRx, Inc.

  Condensed Statement of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
In Thousands except per share data	2004	2003	2004	2003
Revenue	276	209	673	1,136
Cost of Sales	348	216	875	708
Gross Profit	(72)	(7)	(202)	428

Expenses
Research & Development	922	1,091	2,839	3,310
Selling, General & Administrative	704	746	1,980	2,192
Total Operating Expenses	1,626	1,837	4,819	5,502

Operating Loss	(1,698)	(1,844)	(5,021)	(5,074)

Interest & Other Income (Expense)	(11)	(29)	(930)	(98)
Gain on sale of BiliChek product line	0	0	0	1,062
Net Loss	(1,709)	(1,873)	(5,951)	(4,110)
Preferred Stock Dividends	(68)	(73)	(209)	(226)
Deemed Dividend on Preferred Stock	0	0	(4,970)	0

Net Loss Attributable to Common Stockholders	($1,777)	($1,946)	($11,130)	($4,336)

Basic & Diluted Net Loss per Share	($0.16)	($0.17)	($0.98)	($0.39)

Basic & Diluted Weighted Average Shares Outstanding	11,390	11,248	11,383	11,258

  Selected Balance Sheet Data (Unaudited)
	September 30, 2004	December 31, 2003
Cash & Cash Equivalents	$1,343	$389
Working Capital	(271)	(1,959)
Total Assets	6,244	6,714
Accumulated Deficit	(57,170)	(51,010)
Stockholders' Equity (Deficit)	(86)	(1,583)
Redeemable Preferred Stock, Long-term Portion	$3,382	$3,264

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